NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Second Quarter 2020 Results
Second quarter summary:
•Anixter merger completed on June 22, 2020
•Consolidated net sales of $2.1 billion, down 2.9% versus prior year
–Organic sales down 12.3%
•Operating profit of $15.3 million, including $73.3 million of merger-related costs
–Excluding merger-related costs, adjusted operating margin of 4.2%
–Adjusted WESCO operating margin of 3.8%, representing decremental margin of approximately 10%
•Loss per diluted share of $0.84
–Excluding merger-related costs, adjusted diluted earnings per share of $1.36
–Adjusted WESCO diluted earnings per share of $1.04
•Operating cash flow of $101.2 million
–Free cash flow of $141.9 million, or 248% of adjusted net income
PITTSBURGH, August 13, 2020 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the second quarter of 2020.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, “We delivered a strong second quarter where our sales, margin, profit and cash generation results exceeded our expectations. Business momentum improved through the quarter as we outperformed the market and built an all-time record backlog. As we have done in prior economic downturns, we aggressively managed our WESCO business and took significant cost reduction and cash management actions, which enabled us to deliver decremental margins of 10% and generate exceptionally strong free cash flow of 248% of adjusted net income. Anixter also delivered a strong performance to close out the second quarter. I would like to recognize and thank all of our associates for their inspirational dedication, commitment and hard work in effectively managing through this COVID-19 driven crisis."
Mr. Engel added, "The second quarter will prove to be a watershed period in our history, as we successfully closed on our industry-shaping merger of WESCO and Anixter. In combining two industry-leading Fortune 500 companies with successful track records, we are creating the premier electrical, communications and utility distribution and supply chain solutions company in the world. Against the challenges imposed by the global pandemic, the extraordinary determination of our WESCO and Anixter associates to execute a flawless day one closing, just five months after signing the merger agreement, was impressive. I could not be more proud of the entire team in achieving this noteworthy milestone.”
Mr. Engel continued, “We have been executing a detailed, rigorous and process-oriented integration planning effort over the last several months. Now, all of our integration efforts and organizational focus shift from planning to execution and synergy realization. We are off to an excellent start in our first six weeks since closing, and have already completed actions to deliver over 50% of our year one cost synergy target of $68 million. We have also begun to realize our first sales synergies through leveraging our expanded global footprint and cross-selling our broader product and services portfolio. The strong cultural alignment between WESCO and Anixter is proving to be a key driver of our initial success. We are building on these early successes and remain highly confident in capturing the significant upside potential and exceeding our three year cost savings, sales growth, and cash generation synergy targets. With this merger, the new WESCO will capitalize on the accelerating secular trends of electrification, increased bandwidth demand driven by higher voice, data, video and mobile usage, and the digitization of our B2B value chain. We are more bullish than ever in the substantial value creation that this transformational combination will create for our customers, supplier partners, employees, investors, and the communities in which we operate."

The following are results for the three months ended June 30, 2020 compared to the three months ended June 30, 2019:
•Net sales were $2.1 billion for the second quarter of 2020, compared to $2.2 billion for the second quarter of 2019, a decrease of 2.9%. Organic sales for the second quarter of 2020 declined by 12.3% as the Anixter merger on June 22, 2020 positively impacted net sales by 10.3%.

•Cost of goods sold for the second quarter of 2020 and 2019 was $1.7 billion, and gross profit was $393.8 million and $409.0 million, respectively. As a percentage of net sales, gross profit was 18.9% and 19.0% for the second quarter of 2020 and 2019, respectively.

•Selling, general and administrative expenses were $359.8 million, or 17.2% of net sales, for the second quarter of 2020, compared to $295.9 million, or 13.8% of net sales, for the second quarter of 2019. SG&A expenses for the second quarter of 2020 include $73.3 million of costs related to the merger with Anixter. Adjusted for these costs, SG&A expenses were $286.4 million, or 13.7% of net sales, for the second quarter of 2020. As further adjusted for the nine days of legacy Anixter results, SG&A expenses were $262.8 million, or 14.1% of net sales, reflecting the favorable impact of cost actions initiated in response to the COVID-19 pandemic.

•Operating profit was $15.3 million for the second quarter of 2020, compared to $97.9 million for the second quarter of 2019. Operating profit as a percentage of net sales was 0.7% for the current quarter, compared to 4.6% for the second quarter of the prior year. Adjusted for merger-related costs of $73.3 million, operating profit was $88.6 million for the second quarter of 2020, or 4.2% of net sales. As further adjusted for the nine days of legacy Anixter results, operating profit was $70.2 million, or 3.8% of net sales, representing a decremental margin of approximately 10%.

•Net interest and other for the second quarter of 2020 was $60.6 million, compared to $17.3 million for the second quarter of 2019. Net interest and other for the second quarter of 2020 includes $44.7 million of merger-related financing and interest costs, of which $33.5 million was non-recurring.

•The effective tax rate for the second quarter of 2020 was 24.0%, compared to 21.6% for the second quarter of 2019. The higher effective tax rate in the current quarter is primarily due to costs incurred to complete the merger with Anixter. Excluding the impact of the merger, the effective tax rate for the current quarter would have been approximately 22%.

•Net loss attributable to common stockholders was $35.8 million for the second quarter of 2020, compared to net income attributable to common stockholders of $63.5 million for the second quarter of 2019. Adjusted for merger-related costs, net income attributable to common stockholders was $57.2 million for the second quarter of 2020. As further adjusted for the nine days of legacy Anixter results, net income attributable to common stockholders was $43.6 million.

•Loss per diluted share for the second quarter of 2020 was $0.84, based on 42.7 million diluted shares, compared to earnings per diluted share of $1.45 for the second quarter of 2019, based on 43.8 million diluted shares. Adjusted for merger-related costs, earnings per diluted share for the second quarter of 2020 was $1.36, based on 42.0 million adjusted diluted shares. As further adjusted for the nine days of legacy Anixter results, earnings per diluted share was $1.04, based on 42.0 million adjusted diluted shares.

•Operating cash flow for the second quarter of 2020 was an inflow of $101.2 million, compared to an outflow of $37.7 million for the second quarter of 2019. Free cash flow for the second quarter of 2020 was $141.9 million, or 248% of adjusted net income. The net cash outflow in the second quarter of 2019 was primarily driven by working capital growth as a result of higher sales in the latter part of the quarter last year.
The following are results for the six months ended June 30, 2020 compared to the six months ended June 30, 2019:
•Net sales were $4.1 billion for the first six months of 2020 and 2019, a decrease of 1.4%. Organic sales for the first six months of 2020 declined by 7.3% as the Anixter merger on June 22, 2020 positively impacted net sales by 5.6%.

•Cost of goods sold for the first six months of 2020 and 2019 was $3.3 billion, and gross profit was $770.2 million and $791.5 million, respectively. As a percentage of net sales, gross profit was 19.0% and 19.3% for the first six months of 2020 and 2019, respectively.

•Selling, general and administrative expenses were $659.1 million, or 16.3% of net sales, for the first six months of 2020, compared to $592.4 million, or 14.4% of net sales, for the first six months of 2019. SG&A expenses for the first six months of 2020 include $78.0 million of costs related to the merger with Anixter. Adjusted for these costs, SG&A expenses were $581.1 million, or 14.3%

of net sales, for the first six months of 2020. As further adjusted for the nine days of legacy Anixter results, SG&A expenses were $557.5 million, or 14.5% of net sales, reflecting the favorable impact of cost actions initiated in response to the COVID-19.

•Operating profit was $76.2 million for the first six months of 2020, compared to $168.7 million for the first six months of 2019. Operating profit as a percentage of net sales was 1.9% for the current six month period, compared to 4.1% for the prior six month period. Adjusted for merger-related costs of $78.0 million, operating profit was $154.1 million for the first six months of 2020, or 3.8% of net sales. As further adjusted for the nine days of legacy Anixter results, operating profit was $135.8 million, or 3.5% of net sales.

•Net interest and other for the first six months of 2020 was $77.1 million, compared to $34.4 million for the first six months of 2019. Net interest and other for the first six months of 2020 includes $45.3 million of merger-related financing and interest costs, of which $33.5 million was non-recurring.

•The effective tax rate for the first six months of 2020 was 67.3%, compared to 21.7% for the first six months of 2019. The higher effective tax rate in the current six month period is primarily due to costs incurred to complete the merger with Anixter. Excluding the impact of the merger, the effective tax rate for the current six month period would have been approximately 22%.

•Net loss attributable to common stockholders was $1.4 million for the first six months of 2020, compared to net income attributable to common stockholders of $105.8 million for the first six months of 2019. Adjusted for merger-related costs, net income attributable to common stockholders was $95.6 million for the six months ended June 30, 2020. As further adjusted for the nine days of legacy Anixter results, net income attributable to common stockholders was $82.0 million.

•Loss per diluted share for the first six months of 2020 was $0.03, based on 42.3 million diluted shares, compared to earnings per diluted share of $2.37 for the first six months of 2019, based on 44.7 million diluted shares. Adjusted for merger-related costs, earnings per diluted share for the current six month period was $2.28, based on 42.0 million adjusted diluted shares. As further adjusted for the nine days of legacy Anixter results, earnings per diluted share was $1.95, based on 42.0 million adjusted diluted shares.

•Operating cash flow for the first six months of 2020 was an inflow of $132.7 million, compared to an outflow of $8.7 million for the first six months of 2019. Free cash flow for the first six months of 2020 was $161.7 million, or 169% of adjusted net income.
Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the second quarter of 2020 earnings as described in this News Release on Thursday, August 13, 2020, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at www.wesco.investorroom.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC), a publicly traded FORTUNE 500® company headquartered in Pittsburgh, Pennsylvania, is a leading provider of business-to-business distribution, logistics services and supply chain solutions. Pro forma 2019 annual sales were over $17 billion, including Anixter International Inc., which it acquired in June 2020. WESCO offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs over 18,000 people, maintains relationships with over 30,000 suppliers, and serves more than 150,000 customers worldwide. With nearly 1.5 million products, end-to-end supply chain services, and leading digital capabilities, WESCO provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nearly 800 branch and warehouse locations in over 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the process to divest the legacy WESCO Utility and Datacom businesses in Canada, including the expected length of the process, the expected benefits and costs of the transaction between WESCO and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives, expectations and intentions, statements that address the combined company's expected future business and financial performance, and other statements identified by words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," "will" and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of WESCO's management, as well as assumptions made by, and information currently available to, WESCO's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of WESCO's and WESCO's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Those risks, uncertainties and assumptions include the risk of any unexpected costs or expenses resulting from the transaction, the risk of any litigation or post-closing regulatory action relating to the transaction, the risk that the transaction could have an adverse effect on the ability of the combined company to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships and on its operating results and business generally, the risk that problems may arise in successfully integrating the businesses of the companies or that the combined company could be required to divest one or more businesses, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the proposed transaction or it may take longer than expected to achieve those synergies or benefits, the risk that the leverage of the company may be higher than anticipated, the impact of natural disasters, health epidemics and other outbreaks, especially the outbreak of COVID-19 since December 2019, which may have a material adverse effect on the combined company's business, results of operations and financial conditions, the risk that the divesture of the legacy WESCO Utility and Datacom businesses in Canada may take longer than expected and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond each company's control. Additional factors that could cause results to differ materially from those described above can be found in WESCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and WESCO's other reports filed with the U.S. Securities and Exchange Commission ("SEC").

Contact Information:
Will Ruthrauff
Director, Investor Relations and Corporate Communications
(412) 454-4220
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30, 2020		June 30, 2019
Net sales	$2,086,706		$2,150,088
Cost of goods sold (excluding	1,692,931	81.1%	1,741,114	81.0%
depreciation and amortization)
Selling, general and administrative expenses	359,750	17.2%	295,842	13.8%
Depreciation and amortization	18,755		15,182
Income from operations	15,270	0.7%	97,950	4.6%
Net interest and other	60,583		17,307
(Loss) income before income taxes	(45,313)	(2.2)%	80,643	3.8%
Income tax (benefit) expense	(10,854)		17,428
Net (loss) income	(34,459)	(1.7)%	63,215	2.9%
Net income (loss) attributable to noncontrolling interests	47		(249)
Net (loss) income attributable to WESCO International, Inc.	(34,506)	(1.7)%	63,464	3.0%
Preferred stock dividends	1,276		—
Net (loss) income attributable to common stockholders	$(35,782)	(1.7)%	$63,464	3.0%

(Loss) earnings per share attributable to common stockholders	$(0.84)		$1.45
Weighted-average common shares outstanding and common
share equivalents used in computing (loss) earnings
per diluted common share (in thousands)	42,683		43,816

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	June 30, 2020		June 30, 2019
Net sales	$4,055,353		$4,111,355
Cost of goods sold (excluding	3,285,179	81.0%	3,319,886	80.7%
depreciation and amortization)
Selling, general and administrative expenses	659,143	16.3%	592,370	14.4%
Depreciation and amortization	34,848		30,424
Income from operations	76,183	1.9%	168,675	4.1%
Net interest and other	77,055		34,427
(Loss) income before income taxes	(872)	—%	134,248	3.3%
Income tax (benefit) expense	(587)		29,084
Net (loss) income	(285)	—%	105,164	2.6%
Net loss attributable to noncontrolling interests	(185)		(668)
Net (loss) income attributable to WESCO International, Inc.	(100)	—%	105,832	2.6%
Preferred stock dividends	1,276		—
Net (loss) income attributable to common stockholders	$(1,376)	—%	$105,832	2.6%

(Loss) earnings per share attributable to common stockholders	$(0.03)		$2.37
Weighted-average common shares outstanding and common
share equivalents used in computing (loss) earnings
per diluted common share (in thousands)	42,260		44,661

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$265,222	$150,902
Trade accounts receivable, net	2,454,262	1,187,359
Inventories	2,368,827	1,011,674
Other current assets	350,075	190,476
Total current assets	5,438,386	2,540,411

Other assets	6,293,628	2,477,224
Total assets	$11,732,014	$5,017,635

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$1,660,094	$830,478
Short-term borrowings and current debt	27,696	26,685
Other current liabilities	613,936	226,896
Total current liabilities	2,301,726	1,084,059

Long-term debt, net	5,068,549	1,257,067
Other noncurrent liabilities	1,261,338	417,838
Total liabilities	8,631,613	2,758,964

Stockholders' Equity
Total stockholders' equity	3,100,401	2,258,671
Total liabilities and stockholders' equity	$11,732,014	$5,017,635

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(Unaudited)

	Six Months Ended
	June 30, 2020	June 30, 2019
Operating Activities:
Net (loss) income	$(285)	$105,164
Add back (deduct):
Depreciation and amortization	34,848	30,424
Deferred income taxes	1,062	1,983
Change in trade receivables, net	29,302	(157,387)
Change in inventories	55,431	(39,655)
Change in accounts payable	(83,085)	62,484
Other	95,415	(11,788)
Net cash provided by (used in) operating activities	132,688	(8,775)

Investing Activities:
Capital expenditures	(27,163)	(21,402)
Other(1)	(3,700,792)	(28,897)
Net cash used in investing activities	(3,727,955)	(50,299)

Financing Activities:
Debt borrowings, net(2)	3,800,637	199,934
Equity activity, net	(2,025)	(152,722)
Other(3)	(85,605)	2,803
Net cash provided by financing activities	3,713,007	50,015

Effect of exchange rate changes on cash and cash equivalents	(3,420)	(66)

Net change in cash and cash equivalents	114,320	(9,125)
Cash and cash equivalents at the beginning of the period	150,902	96,343
Cash and cash equivalents at the end of the period	$265,222	$87,218
(1) Includes payments to acquire Anixter of $3,708.3 million, net of cash acquired of $103.4 million.
(2) Primarily includes the net proceeds from the issuance of senior unsecured notes of $2,815.0 million, as well as borrowings under a new asset-based revolving credit facility and an amended account receivable securitization facility. These cash inflows were used to fund the merger.
(3) Includes approximately $79.5 million of costs associated with the debt financing used to fund a portion of the merger with Anixter.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, decremental operating margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, pro forma adjusted EBITDA, financial leverage, pro forma financial leverage, free cash flow, adjusted income from operations, adjusted operating margin, adjusted net income, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude transactions impacting comparability of results, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except organic sales data)
(Unaudited)

	Three Months Ended	Six Months Ended
Organic Sales Growth:	June 30, 2020	June 30, 2020

Change in net sales	(2.9)%	(1.4)%
Impact from acquisitions	10.3%	5.6%
Impact from foreign exchange rates	(0.9)%	(0.5)%
Impact from number of workdays	—%	0.8%
Organic sales growth	(12.3)%	(7.3)%
Note: Organic sales growth is a measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions in the first year of ownership, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended		Six Months Ended
Gross Profit:	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net sales	$2,086,706	$2,150,088	$4,055,353	$4,111,355
Cost of goods sold (excluding depreciation and amortization)	1,692,931	1,741,114	3,285,179	3,319,886
Gross profit	$393,775	$408,974	$770,174	$791,469
Gross margin	18.9%	19.0%	19.0%	19.3%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

	Three Months Ended
Decremental Operating Margin:	June 30, 2020	June 30, 2019	Change
	Adjusted WESCO(1)	Reported
Net sales	$1,864,849	$2,150,088	$(285,239)
Income from operations	70,248	97,950	(27,702)
Decremental operating margin			10%
(1)See below for a reconciliation of adjusted WESCO results.
Note: Decremental operating margin is defined as the year-over-year decline in income from operations divided by the year-over-year decline in net sales. Decremental operating margin is a financial measure commonly used in an economic downturn to assess the Company's ability to reduce operating costs in response to declining sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands)
(Unaudited)

	Pro Forma	Reported
	Twelve Months Ended	Twelve Months Ended
Financial Leverage:	June 30, 2020	December 31, 2019

Net income attributable to WESCO	$319,580	$223,426
Net loss attributable to noncontrolling interests	(1,163)	(1,228)
Preferred stock dividends	1,276	—
Income tax (benefit) expense	54,503	59,863
Interest expense, net	177,157	64,156
Depreciation and amortization	132,719	62,107
EBITDA	$684,072	$408,324
Stock-based compensation	47,429	19,062
Foreign exchange and other	3,991	614
Merger-related costs	122,283	3,130
Adjusted EBITDA	$857,775	$431,130

	June 30, 2020	December 31, 2019
Short-term borrowings and current debt	$27,696	$26,685
Long-term debt	5,068,549	1,257,067
Debt discount and debt issuance costs(1)	96,322	8,876
Fair value adjustments to Anixter Notes due 2023 and 2025(1)	(2,017)	—
Total debt	5,190,550	1,292,628
Less: cash and cash equivalents	265,222	150,902
Total debt, net of cash	$4,925,328	$1,141,726

Financial leverage ratio	5.7	2.6
(1)Long-term debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and include adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount and debt issuance costs, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before foreign exchange and other non-operating expenses, non-cash stock-based compensation, and costs associated with the merger with Anixter. Pro forma financial leverage ratio is calculated by dividing total debt, excluding debt discount and debt issuance costs, net of cash, by pro forma adjusted EBITDA. Pro forma EBITDA and pro forma adjusted EBITDA gives effect to the combination of WESCO and Anixter as if it had occurred at the beginning of the respective trailing twelve month period.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands)
(Unaudited)

	Three Months Ended			Three Months Ended
Free Cash Flow:	June 30, 2020			June 30, 2019
	Total	Anixter	WESCO
Cash flow provided by (used in) operations	$101,160	$39,176	$61,984	$(37,584)
Less: Capital expenditures	(11,401)	(601)	(10,800)	(10,574)
Add: Merger-related expenditures	52,142	—	52,142	—
Free cash flow	$141,901	$38,575	$103,326	$(48,158)
Percentage of adjusted net income	248%	278%	238%	(76)%

	Six Months Ended			Six Months Ended
Free Cash Flow:	June 30, 2020			June 30, 2019
	Total	Anixter	WESCO
Cash flow provided by (used in) operations	$132,688	$39,176	$93,512	$(8,775)
Less: Capital expenditures	(27,163)	(601)	(26,562)	(21,402)
Add: Merger-related expenditures	56,134	—	56,134	—
Free cash flow	$161,659	$38,575	$123,084	$(30,177)
Percentage of adjusted net income	169%	278%	151%	(29)%

Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and six months ended June 30, 2020, the Company paid certain fees, expenses and other costs to consummate the merger with Anixter. Such expenditures have been added back to cash flow provided by operations to determine free cash flow for such periods.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share amounts)
(Unaudited)

The following tables set forth adjusted net income attributable to common stockholder and adjusted earnings per diluted share for the periods presented:

Adjusted Net Income Attributable to Common Stockholders and Adjusted Earnings Per Diluted Share:	Three Months Ended					Three Months Ended
	June 30, 2020					June 30, 2019
(In thousands, except per share data)	Reported	Adjustments(1)	Adjusted Consolidated	Anixter(2)	Adjusted WESCO	Reported
Net sales	$2,086,706	$—	$2,086,706	$221,857	$1,864,849	$2,150,088
Cost of goods sold (excluding depreciation and amortization)	1,692,931	—	1,692,931	176,743	1,516,188	1,741,114
Selling, general and administrative expenses	359,750	73,345	286,405	23,655	262,750	295,842
Depreciation and amortization	18,755	—	18,755	3,092	15,663	15,182
Income from operations	15,270	(73,345)	88,615	18,367	70,248	97,950
Net interest and other	60,583	44,738	15,845	543	15,302	17,307
(Loss) income before income taxes	(45,313)	(118,083)	72,770	17,824	54,946	80,643
Income tax (benefit) expense	(10,854)	(26,363)	15,509	3,961	11,548	17,428
Net (loss) income	(34,459)	(91,720)	57,261	13,863	43,398	63,215
Net income (loss) attributable to noncontrolling interests	47	—	47	209	(162)	(249)
Net (loss) income attributable to WESCO International, Inc.	(34,506)	(91,720)	57,214	13,654	43,560	63,464
Preferred stock dividends	1,276	1,276	—	—	—	—
Net (loss) income attributable to common stockholders	$(35,782)	$(92,996)	$57,214	$13,654	$43,560	$63,464

Adjusted diluted shares(3)	42,683		41,969		41,969	43,816
Adjusted earnings per diluted share	$(0.84)		$1.36		$1.04	$1.45

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share amounts)
(Unaudited)

Adjusted Net Income Attributable to Common Stockholders and Adjusted Earnings Per Diluted Share:	Six Months Ended					Six Months Ended
	June 30, 2020					June 30, 2019
(In thousands, except per share data)	Reported	Adjustments(1)	Adjusted Consolidated	Anixter(2)	Adjusted WESCO	Reported
Net sales	$4,055,353	$—	$4,055,353	$221,857	$3,833,496	$4,111,355
Cost of goods sold (excluding depreciation and amortization)	3,285,179	—	3,285,179	176,743	3,108,436	3,319,886
Selling, general and administrative expenses	659,143	77,953	581,190	23,655	557,535	592,370
Depreciation and amortization	34,848	—	34,848	3,092	31,756	30,424
Income from operations	76,183	(77,953)	154,136	18,367	135,769	168,675
Net interest and other	77,055	45,253	31,802	543	31,259	34,427
(Loss) income before income taxes	(872)	(123,206)	122,334	17,824	104,510	134,248
Income tax (benefit) expense	(587)	(27,492)	26,905	3,961	22,944	29,084
Net (loss) income	(285)	(95,714)	95,429	13,863	81,566	105,164
Net (loss) income attributable to noncontrolling interests	(185)	—	(185)	209	(394)	(668)
Net (loss) income attributable to WESCO International, Inc.	(100)	(95,714)	95,614	13,654	81,960	105,832
Preferred stock dividends	1,276	1,276	—	—	—	—
Net (loss) income attributable to common stockholders	$(1,376)	$(96,990)	$95,614	$13,654	$81,960	$105,832

Adjusted diluted shares(3)	42,260		42,009		42,009	44,661
Adjusted earnings per diluted share	$(0.03)		$2.28		$1.95	$2.37

(1) Reflects merger-related transaction costs of $73.3 million and $78.0 million, and merger-related financing and interest costs of $44.7 million and $45.3 million for the three and six months ended June 30, 2020, respectively. These adjustments have been tax effected at a rate of approximately 22%.
(2) Represents Anixter's results for the nine day period from June 22, 2020 to June 30, 2020.
(3) Adjusted diluted shares for the three and six months ended June 30, 2020 exclude the weighted-average impact of approximately 8.15 million shares of common stock issued as equity consideration to fund a portion of the merger with Anixter.
Note: Adjusted consolidated net income attributable to common stockholders is defined as net income (loss) attributable to common stockholders, plus: 1) merger-related costs, 2) merger-related financing and interest costs, and 3) preferred stock dividends, less the income tax effect of such merger-related adjustments (as applicable). Adjusted earnings per diluted share is computed by dividing adjusted net income attributable to common stockholders by the weighted-average common shares outstanding and common share equivalents, excluding the impact of common stock issued as equity consideration to fund a portion of the merger with Anixter. Adjusted WESCO net income attributable to common stockholders is defined as adjusted net income attributable to common stockholders excluding nine days of legacy Anixter results. Adjusted WESCO earnings per diluted share is computed by dividing adjusted WESCO net income attributable to common stockholders by the weighted-average common shares outstanding and common share equivalents, excluding the impact of common stock issued as equity consideration to fund a portion of the merger with Anixter. The Company believes that these non-GAAP financial measures are useful to investors' overall understanding of the Company's current financial performance and provides a consistent measure for assessing the current and historical financial results.